Dear Shareholder:

Recently, you received a mailing notifying you about a special meeting of shareholders of The Style Manager Fund and The Style Manager: Large Cap Fund to be held on October 21, 1996. A proxy statement was enclosed, which discusses recommendations by each fund's Board of Trustees. A shareholder vote at the meeting is required to adopt these recommendations.

Please note a revision to the proxy statement, as shown in the supplement below.

The mailing also included a proxy card and envelope that gives you the opportunity to vote on these matters by mail. We urge you to vote by returning your proxy card if you have not already done so.

Thank you for participating in the growth opportunities of stocks through The Style Manager Fund or The Style Manager: Large Cap Fund. We look forward to receiving your proxy card.


THE STYLE MANAGER FUND, A PORTFOLIO OF THE VIRTUS FUNDS

Revision to Definitive Proxy dated September 6, 1996

Please replace the `Example'' at the bottom of page 5 to The Style Manager Fund - Summary of Expenses with the information below:

Example:
  You would pay the following expenses on a $1,000 investment, assuming
(1) 5% annual return and (2) redemption at the end of each time period:

             1 Year    1Year(=)  3 Years 3 Years (=)        5 Years(=)
             10 Years(=)
Current       $33       $12       $60     $38       $65      $173
Proposed      $38       $17       $75     $53       $92      $227

=    Reflects expenses on the same investment, assuming no redemption.

October 7, 1996